Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-190075) on Form S-8 and in the Registration Statement (No. 333-163958) on Form S-8 of China Green Agriculture, Inc. (the “Company”) of our reports dated September 15, 2014 relating to our audit of the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, which appear in this Annual Report on Form 10-K of the Company for the year ended June 30, 2014.

/s/ Kabani & Company, Inc.

Certified Public Accountants

Los Angeles, California

September 15, 2014